EXHIBIT 99.1

Patriot Bank announces key addition: Senior Vice President & Deputy Chief Credit Officer

STAMFORD, Conn., Feb. 11, 2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot”) (NASDAQ:PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced it has appointed a seasoned credit administrator, Patrick Trombly, as its Senior Vice President and Deputy Chief Credit Officer.

Mr. Trombly most recently served as Senior Vice President - Commercial Lending at Axos Bank and previously held the position of Senior Vice President - Commercial Credit for City National Bank and Citibank. Mr. Trombly brings a rich and diverse experience in community bank credit and lending. Mr. Trombly holds an undergraduate degree from Holy Cross and a Juris Doctor from Suffolk Law School. “I’m very pleased that Patrick Trombly has joined Patriot as Senior Vice President, Deputy Chief Credit Officer. As a banking executive within the credit field overseeing credit culture and workouts, Patrick brings substantial expertise and value that will benefit Patriot Bank, our customers, and shareholders,” commented Patriot Bank President and CEO Robert Russell. “As we navigate through these unprecedented times it is important to have strong teams to effectively support the Bank’s efforts and stay close to the needs of our customers.”

“It is very exciting to become a part of Patriot’s dynamic and talented team,” said Mr. Trombly. “I am excited to contribute to Patriot’s successful growth, diversification and strong credit culture and business lending capabilities. I look forward to working with my colleagues on the Patriot team.”

About the Company

Founded in 1994, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Patriot”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Contact:
Patriot Bank, N.A.	Frederick K. Staudmyer	Robert G. Russell, Jr.
900 Bedford Street	EVP & Chief Administrative Officer	President & Chief Executive Officer
Stamford, CT 06901	203-252-5921	203-252-5939
www.BankPatriot.com